Exhibit 99.1

                        WELLSFORD REAL PROPERTIES, INC.
             535 MADISON AVENUE - 26TH FLOOR - NEW YORK - NY 10022
                         212-838-3400 FAX 212-421-7244

FOR IMMEDIATE RELEASE:

                         WELLSFORD REAL PROPERTIES, INC.
                 WITHDRAWS ITS PREVIOUSLY PROPOSED STOCK SPLIT,
                       CONTINUES WITH PLAN OF LIQUIDATION


New York, N.Y. September 12, 2005: Wellsford Real Properties, Inc. (AMEX:WRP) (the "Company") announced today that its Board of Directors (the "Board") has rescinded its adoption of the previously announced proposal for a 1-for-100 Reverse Stock Split and 100-for-1 Forward Stock Split of its common shares (together, the "Stock Split") and will proceed with its previously announced Plan of Liquidation. The processing of the proxy statement with the Securities and Exchange Commission has been more complex and is taking longer than anticipated because of the inclusion of the Stock Split as one of the proposals. As a result, the Company at this point in time could not ascertain when the proxy statement would be available to be mailed to shareholders and when such a meeting would be held if this proposal were to remain in the proxy statement. Further time delays could impact the Company's ability to sell the Company's primary asset, the three rental phases of Palomino Park. In addition, the Board has also determined, based on information received from its proxy solicitor, that the Company would spend an amount greater than the $1 million limit previously stipulated and publicly announced. After consideration of these factors, the Board has concluded to rescind its adoption of the Stock Split and to proceed solely with the Plan of Liquidation. Thus, the Company will continue to be listed for trading on the AMEX, subject to the ramifications of the Plan, and make all required SEC filings and disclosures.

On May 19, 2005 the Board announced that it had adopted two proposals: a Plan of Liquidation and a Stock Split. Each proposal was subject to a separate approval by the Company's shareholders at an annual meeting, to be announced, which would be held pursuant to the mailing of a proxy statement. Subsequently on May 26, 2005, the Company announced that the Board reserved the right to terminate the Stock Split proposal if the aggregate amount to be paid to cash-out fractional shares exceeded $1 million.

The purpose of the Stock Split was to reduce the number of shareholders to less than 300 which would have permitted the Company to end its reporting obligations under the Securities Exchange Act of 1934 and the AMEX listing of its common shares and continue operations as a non-public company. It was anticipated that if adopted this proposal could relieve the Company of the costs and compliance obligations associated with operating as a listed public company. The Company announced previously that whether or not the Stock Split was effectuated, the Company would proceed with implementing the Plan of Liquidation, if it were approved by shareholders.

Jeffrey Lynford, Chairman and Chief Executive Officer of the Company commented that "The Board believes that although the Stock Split potentially could have led to cost savings over the term of the liquidation, obtaining timely approval of the Plan and concluding the sale of Palomino Park are paramount. The Company has under a contract for sale, subject to completion of due diligence by the purchaser and approval of the Plan by the Company's shareholders, three rental phases at Palomino Park for $176 million."

Wellsford Real Properties, Inc. is a real estate merchant banking firm headquartered in New York City which acquires, develops, finances and operates real properties, constructs for-sale single family home and condominium developments and organizes and invests in private and public real estate companies.


This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following:
Failure of the stockholders to approve the Plan; the Board could abandon the Plan even if it is approved by the stockholders; higher operating costs during the liquidation as a result of remaining a public reporting company; failure to achieve proceeds from the sales of assets to meet the estimated ranges of initial and total distributions to stockholders; changes to the amount of the purchase price of the Palomino Park rental phases as a result of the due diligence by the buyer; inability or failure of the buyer to close; the uncertainty as to the timing of sales of assets and the impact on the timing of distributions to stockholders; illiquidity of certain assets; increases in expenses which would negatively impact the amount of distributions pursuant to the Plan; unknown claims and liabilities which would negatively impact the amount of distributions pursuant to the Plan; the sale of undeveloped land, rather than the construction and sale, in the normal course of business, of single family homes or condominiums which would negatively impact the amount of distributions pursuant to the Plan; and other risks listed from time to time in WRP's reports and proxy statement filed with the SEC. Therefore, actual results could differ materially from those projected in such statements.


Press Contact:   Mark P. Cantaluppi
                 Wellsford Real Properties, Inc.
                 Vice President - Chief Accounting Officer & Director of
                   Investor Relations
                 (212) 838-3400